Exhibit 99.1

PRESS RELEASE

ERA GROUP INC. REPORTS
FIRST QUARTER 2018 RESULTS

Houston, Texas
May 1, 2018
FOR IMMEDIATE RELEASE — Era Group Inc. (NYSE: ERA) today reported a net loss attributable to the Company of $1.2 million, or $0.06 per diluted share, for its first quarter ended March 31, 2018 (“current quarter”) on operating revenues of $57.3 million compared to net income attributable to the Company of $61.7 million, or $2.89 per diluted share, for the quarter ended December 31, 2017 (“preceding quarter”) on operating revenues of $57.5 million. The preceding quarter results included an income tax benefit of approximately $70 million due to changes in U.S. tax legislation.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $12.7 million in the current quarter compared to $2.0 million in the preceding quarter. EBITDA adjusted to exclude gains on asset dispositions and special items was $8.1 million in the current quarter compared to $4.7 million in the preceding quarter. Gains on asset dispositions were $4.4 million in the current quarter compared to losses of $0.5 million in the preceding quarter. Special items in the current quarter consisted of a $0.2 million gain on debt extinguishment on the early repayment of certain debt in Brazil. Special items in the preceding quarter consisted of $2.0 million in non-cash charges related to the Company's Brazil subsidiary entering the Tax Special Regularization Program (the "PERT" program) and $0.2 million of other non-cash items.
“The positive momentum in offshore oil and gas customer activity, which began in mid-2017, further accelerated in the first quarter of 2018, with oil and gas revenues 2% higher on a sequential quarter basis and 10% higher on a year-over-year basis,” said Chris Bradshaw, President and Chief Executive Officer of Era Group Inc. “The improvements in the U.S. Gulf of Mexico market were even more pronounced, up 4% on a sequential quarter basis and 21% higher on a year-over-year basis.”
“Profitability in the first quarter was adversely impacted by $3.9 million of non-routine professional services fees. We continue to prioritize the protection of our strong balance sheet. We generated $19.5 million of cash from asset sales in the first quarter, and net debt was reduced by $14.0 million.”
Sequential Quarter Results
Operating revenues in the current quarter were comparable to the preceding quarter, as higher oil and gas revenues were offset by lower dry-leasing revenues.
Operating expenses were $6.7 million lower in the current quarter primarily due to decreased repairs and maintenance costs related to the timing of repairs and the recognition of power-by-the-hour (“PBH”) credits resulting from the removal of helicopters from PBH programs following their sale. In addition, the preceding quarter included the adverse accounting impact for the PERT program in Brazil.
Administrative and general expenses were $1.2 million higher in the current quarter primarily due to an increase in professional services fees.

In the current quarter, the Company sold its flightseeing assets in Alaska (which consisted of eight single engine helicopters, two operating facilities, and related property and equipment), two additional single engine helicopters, two light twin helicopters and other equipment for proceeds of $19.5 million, resulting in net gains of $4.4 million. In the preceding quarter, we sold or otherwise disposed of one helicopter and other equipment, resulting in a loss of $0.5 million.
Interest expense was $0.6 million lower in the current quarter primarily due to accrued interest recognized in the preceding quarter resulting from the correction of immaterial accounting errors, partially offset by the write-off of deferred debt issuance costs related to the amendment of the Company’s Amended and Restated Senior Secured Revolving Credit Facility (the “Facility”) in the current quarter.
Income tax benefit was $73.9 million lower primarily due to the impact of changes in U.S. tax legislation in the preceding quarter.
Calendar Quarter Results
Operating revenues in the current quarter were $2.8 million higher compared to the quarter ended March 31, 2017 (“prior year quarter”) primarily due to higher utilization of medium and heavy helicopters servicing oil and gas activities. These increases were partially offset by lower emergency response and dry-leasing revenues due to the end of contracts.
Operating expenses were comparable to the prior year quarter, as lower personnel and other operating expenses were offset by higher fuel and repairs and maintenance expenses.
Administrative and general expenses were $1.7 million higher in the current quarter primarily due to increased professional services fees, partially offset by lower compensation costs.
Depreciation expense was $1.2 million lower in the current quarter primarily due to lower depreciation on the Company’s H225 helicopters following their impairment subsequent to the prior year quarter.
Interest expense was $1.0 million higher in the current quarter primarily due to the capitalization of interest in the prior year quarter and the write-off of deferred debt issuance costs related to the amendment of the Facility in the current quarter.
Income tax benefit was $1.4 million lower in the current quarter primarily due to lower pre-tax loss and a lower effective tax rate following changes in U.S. tax legislation.
Net loss attributable to the Company was $1.2 million in the current quarter compared to $5.6 million in the prior year quarter. EBITDA was $5.7 million higher in the current quarter compared to the prior year quarter. EBITDA adjusted to exclude gains on asset dispositions and special items was $1.2 million higher in the current quarter. Gains on asset dispositions were $4.4 million in the current quarter compared to $0.1 million in the prior year quarter.
Capital Commitments
The Company had unfunded capital commitments of $87.1 million as of March 31, 2018. The Company may terminate all of its commitments without further liability other than aggregate liquidated damages of $2.2 million.
Included in these capital commitments are agreements to purchase three AW189 heavy helicopters and five AW169 light twin helicopters. The AW189 helicopters are scheduled to be delivered in 2019. Delivery dates for the AW169 helicopters have yet to be determined. In addition, we had outstanding options to purchase up to ten additional AW189 helicopters. If these options are exercised, the helicopters would be scheduled for delivery in 2019 and 2020.

Liquidity
As of March 31, 2018, we had $16.6 million in cash balances and $96.7 million of remaining availability under the Facility for total liquidity of $113.2 million. As of March 31, 2018, our senior secured leverage ratio, as defined in the Facility, was 0.8x compared to the covenant requirement of not more than 3.25x, and our interest coverage ratio was 2.5x compared to the covenant requirement of not less than 1.75x.
Conference Call
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Wednesday, May 2, 2018, to review the results for the first quarter ended March 31, 2018. The conference call can be accessed as follows:
All callers will need to reference the access code 3536639.
Within the U.S.: Operator Assisted Toll-Free Dial-In Number: (800) 263-0877
Outside the U.S.: Operator Assisted International Dial-In Number: (646) 828-8143
Replay
A telephone replay will be available through May 16, 2018 by utilizing the above numbers and access code. An audio replay will also be available on the Company’s website at www.erahelicopters.com shortly after the call and will be accessible through May 16, 2018. The accompanying investor presentation will be available on May 2, 2018 on Era’s website at www.erahelicopters.com.
For additional information concerning Era, contact Jennifer Whalen at (713) 369-4636 or visit Era Group’s website at www.erahelicopters.com.
About Era Group
Era is one of the largest helicopter operators in the world and the longest serving helicopter transport operator in the U.S. In addition to servicing its U.S. customers, Era provides helicopters and related services to customers and third-party helicopter operators in other countries, including Argentina, Brazil, Colombia, the Dominican Republic and India. Era’s helicopters are primarily used to transport personnel to, from and between offshore oil and gas production platforms, drilling rigs and other installations. In addition, Era’s helicopters are used to perform emergency response services, firefighting, utility, and other services. Era also provides a variety of operating lease solutions and technical fleet support to third party operators.
Forward-Looking Statements Disclosure
Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements concerning management's expectations, strategic objectives, business prospects, anticipated performance and financial condition and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others, the Company’s dependence on, and the cyclical and volatile nature of, offshore oil and gas exploration, development and production activity, and the impact of general economic conditions and fluctuations in worldwide prices of and demand for oil and natural gas on such activity levels; the Company’s reliance on a small number of customers and the reduction of its customer base resulting from bankruptcies or consolidation; risks that the Company’s customers reduce or cancel contracted services or tender processes; cost savings initiatives implemented by the Company’s customers; risks inherent in operating helicopters; the Company’s ability to maintain an acceptable safety record; the impact of increased United States (“U.S.”) and foreign government regulation and legislation, including potential government implemented moratoriums on drilling activities; the impact of a grounding of all or a portion of the Company’s fleet for extended periods of time or indefinitely on the Company’s business, including its operations and ability to service customers, results of operations or financial condition and/or the market value of the affected helicopter(s); the Company’s ability to successfully expand into other geographic and aviation service markets; risks associated with political instability, governmental action, war, acts of terrorism and changes in the economic condition in any foreign country where the Company does business, which may result in expropriation, nationalization, confiscation or deprivation of the Company’s assets or result in claims of a force majeure situation; the impact of declines in the global economy and financial markets; the impact of fluctuations in foreign currency exchange rates on the Company’s asset values and cost to purchase helicopters, spare parts and related services; risks related to investing in new lines of service without realizing the expected benefits; risks of engaging in competitive processes or expending significant resources for strategic opportunities, with no guaranty of recoupment; the Company’s reliance on a small number of helicopter manufacturers and suppliers; the Company’s ongoing need to replace aging helicopters; the Company’s reliance on the secondary helicopter market to dispose of older helicopters; the Company’s reliance on information technology; the impact of allocation of risk between the Company and its customers; the liability, legal fees and costs in connection with providing emergency response services; adverse weather conditions and seasonality; risks associated with the Company’s debt structure; the Company’s counterparty credit risk exposure; the impact of operational and financial difficulties of the Company’s joint ventures and partners and the risks associated with identifying and securing joint venture partners when needed; conflict with the other owners of the Company’s non-wholly owned subsidiaries and other equity investees; adverse results of legal proceedings, including the risks related to the Company’s ability to recover damages from the manufacturer of the H225 model helicopter; the incurrence of significant costs in connection with the Company’s pursuit of legal remedies, including those against the manufacturer of the H225 model helicopter; the Company’s ability to obtain insurance coverage and the adequacy and availability of such coverage; the Company’s ability to remediate the material weaknesses it has identified in its internal controls over financial reporting described in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018 and in its Annual Report on Form 10-K for the year ended December 31, 2017; the possibility of labor problems; the attraction and retention of qualified personnel; restrictions on the amount of foreign ownership of the Company’s common stock; and various other matters and factors, many of which are beyond the Company’s control. In addition, these statements constitute Era Group's cautionary statements under the Private Securities Litigation Reform Act of 1995. It is not possible to predict or identify all such factors. Consequently, the foregoing should not be considered a complete discussion of all potential risks or uncertainties. The words "estimate," "project," "intend," "believe," "plan" and similar expressions are intended to identify forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. Era Group disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in Era Group's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. The forward-looking statements in this release should be evaluated together with the many uncertainties that affect the Company's businesses, particularly those mentioned under "Risk Factors" in Era Group's Annual Report on Form 10-K for the year ended December 31, 2017, in Era Group's subsequent Quarterly Reports on Form 10-Q and in Era Group's periodic reporting on Form 8-K (if any), which are incorporated by reference.

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except share and per share amounts)

	Three Months Ended
	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017
Total revenues	$57,322	$57,531	$61,385	$57,878	$54,527
Costs and expenses:
Operating	37,660	44,367	43,987	41,335	37,757
Administrative and general	12,071	10,881	10,928	9,902	10,381
Depreciation and amortization	10,354	10,101	12,103	11,978	11,554
Total costs and expenses	60,085	65,349	67,018	63,215	59,692
Gains (losses) on asset dispositions, net	4,414	(541)	(122)	5,061	109
Loss on impairment	—	—	(117,018)	—	—
Operating income (loss)	1,651	(8,359)	(122,773)	(276)	(5,056)
Other income (expense):
Interest income	146	119	206	185	250
Interest expense	(4,576)	(5,143)	(4,097)	(3,934)	(3,589)
Foreign currency gains (losses), net	74	(130)	12	(136)	28
Gain on debt extinguishment	175	—	—	—	—
Other, net	(8)	17	(33)	(8)	12
Total other income (expense)	(4,189)	(5,137)	(3,912)	(3,893)	(3,299)
Loss before income taxes and equity earnings	(2,538)	(13,496)	(126,685)	(4,169)	(8,355)
Income tax benefit	(738)	(74,599)	(45,237)	(726)	(2,103)
Income (loss) before equity earnings	(1,800)	61,103	(81,448)	(3,443)	(6,252)
Equity earnings, net of tax	443	356	233	371	465
Net income (loss)	(1,357)	61,459	(81,215)	(3,072)	(5,787)
Net loss (income) attributable to noncontrolling interest in subsidiary	163	235	(233)	285	167
Net income (loss) attributable to Era Group Inc.	$(1,194)	$61,694	$(81,448)	$(2,787)	$(5,620)

Basic earnings (loss) per common share	$(0.06)	$2.89	$(3.91)	$(0.13)	$(0.27)
Diluted earnings (loss) per common share	$(0.06)	$2.89	$(3.91)	$(0.13)	$(0.27)

Weighted average common shares outstanding:
Basic	21,003,777	20,893,600	20,844,376	20,789,537	20,509,463
Weighted average common shares outstanding, diluted	21,003,777	20,905,020	20,844,376	20,789,537	20,509,463

EBITDA	$12,689	$1,985	$(110,458)	$11,929	$7,003
Adjusted EBITDA	$12,514	$4,168	$6,560	$12,544	$7,003
Adjusted EBITDA excluding gains	$8,100	$4,709	$6,682	$7,483	$6,894

ERA GROUP INC. REVENUES BY LINE OF SERVICE (unaudited, in thousands)

	Three Months Ended
	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017
Oil and gas:(1)
U.S.	$36,536	$35,063	$36,566	$32,060	$30,287
International	15,617	16,163	16,764	14,284	17,167
Total oil and gas	52,153	51,226	53,330	46,344	47,454
Dry-leasing (2)	2,572	3,680	2,632	6,688	3,393
Emergency Response (3)	2,597	2,625	2,488	2,710	3,680
Flightseeing	—	—	2,935	2,136	—
	$57,322	$57,531	$61,385	$57,878	$54,527

FLIGHT HOURS BY LINE OF SERVICE(4) (unaudited)

	Three Months Ended
	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017
Oil and gas:(1)
U.S.	5,705	5,967	6,732	5,693	5,219
International	2,296	2,218	2,754	2,205	2,636
Total oil and gas	8,001	8,185	9,486	7,898	7,855
Emergency Response (3)	100	110	90	131	481
Flightseeing	—	—	906	673	—
	8,101	8,295	10,482	8,702	8,336
____________________

(1)	Primarily oil and gas services, but also includes revenues and flight hours from utility services, such as firefighting, and VIP transport.

(2)	Includes certain property rental income that was previously in emergency response services and oil and gas lines of service.

(3)	Includes revenues and flight hours from SAR and air medical services.

(4)	Does not include hours flown by helicopters in our dry-leasing line of service.

ERA GROUP INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017
ASSETS	(unaudited)		(unaudited)	(unaudited)	(unaudited)
Current assets:
Cash and cash equivalents	$16,553	$13,583	$26,896	$28,878	$26,339
Receivables:
Trade, net of allowance for doubtful accounts	38,700	38,964	38,608	32,824	34,840
Tax receivables	3,466	2,829	2,811	3,000	3,166
Other	4,168	1,623	2,486	3,172	2,396
Inventories, net	20,830	21,112	21,985	24,296	25,232
Prepaid expenses	2,804	1,203	2,439	2,518	2,535
Other current assets	—	3,250	—	—	3,779
Total current assets	86,521	82,564	95,225	94,688	98,287
Property and equipment	949,064	972,942	983,798	1,164,048	1,154,835
Accumulated depreciation	(297,341)	(299,028)	(299,294)	(353,830)	(343,659)
Net property and equipment	651,723	673,914	684,504	810,218	811,176
Equity investments and advances	30,445	30,056	29,894	29,852	29,727
Intangible assets	1,118	1,122	1,126	1,129	1,133
Other assets	4,798	4,441	5,021	5,593	6,096
Total assets	$774,605	$792,097	$815,770	$941,480	$946,419

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$11,084	$16,421	$15,326	$12,884	$9,032
Accrued wages and benefits	6,530	8,264	8,350	8,708	6,881
Accrued interest	3,485	606	3,325	527	3,365
Accrued income taxes	46	28	38	291	689
Current portion of long-term debt	2,296	2,736	2,098	2,161	2,199
Accrued other taxes	1,856	1,810	1,288	1,145	1,447
Accrued contingencies	892	859	2,191	1,334	1,189
Other current liabilities	3,166	1,720	2,406	2,590	2,846
Total current liabilities	29,355	32,444	35,022	29,640	27,648
Long-term debt	188,470	202,174	215,025	221,354	225,946
Deferred income taxes	105,865	106,598	177,704	222,724	223,442
Deferred gains and other liabilities	1,596	1,434	1,069	944	924
Total liabilities	325,286	342,650	428,820	474,662	477,960

Redeemable noncontrolling interest	3,603	3,766	4,002	3,769	4,054
Equity:
Era Group Inc. stockholders’ equity:
Common stock	219	215	215	215	215
Additional paid-in capital	445,174	443,944	442,948	441,595	440,164
Retained earnings	3,169	4,363	(57,331)	24,117	26,904
Treasury shares, at cost	(2,951)	(2,951)	(2,974)	(2,968)	(2,968)
Accumulated other comprehensive income, net of tax	105	110	90	90	90
Total equity	445,716	445,681	382,948	463,049	464,405
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$774,605	$792,097	$815,770	$941,480	$946,419

Our management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of our business. EBITDA is defined as Earnings before Interest (includes interest income and interest expense), Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for certain items noted in the reconciliation below that occur during the reported period. We include EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of our operating performance. Neither EBITDA nor Adjusted EBITDA is a recognized term under generally accepted accounting principles in the U.S. (“GAAP”). Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies. Each of these non-GAAP measures has limitations and therefore should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP.
The following table provides a reconciliation of Net Income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA (in thousands).

	Three Months Ended
	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017
Net loss	$(1,357)	$61,459	$(81,215)	$(3,072)	$(5,787)
Depreciation and amortization	10,354	10,101	12,103	11,978	11,554
Interest income	(146)	(119)	(206)	(185)	(250)
Interest expense	4,576	5,143	4,097	3,934	3,589
Income tax benefit	(738)	(74,599)	(45,237)	(726)	(2,103)
EBITDA	$12,689	$1,985	$(110,458)	$11,929	$7,003
Special items (1)	(175)	2,183	117,018	615	—
Adjusted EBITDA	$12,514	$4,168	$6,560	$12,544	$7,003
Gains on asset dispositions, net (“Gains”)	(4,414)	541	122	(5,061)	(109)
Adjusted EBITDA excluding gains	$8,100	$4,709	$6,682	$7,483	$6,894
____________________

(1)	Special items include the following:

•	In the three months ended March 31, 2018, a $0.2 million gain on the extinguishment of debt related to a previously settled tax dispute in Brazil.

•	In the three months ended December 31, 2017, $2.0 million in non-cash charges related to our Brazil subsidiary entering the PERT program and $0.2 million of other non-cash items.

•	In the three months ended September 30, 2017, non-cash impairment charges of $117.0 million primarily related to the impairment of the Company’s H225 model helicopters; and

•	In the three months ended June 30, 2017, $0.6 million of severance-related expenses due to changes in senior management.

The Facility requires that the Company maintain certain financial ratios on a rolling four-quarter basis. The interest coverage ratio is a trailing four-quarter quotient of (i) EBITDA (as defined in the Facility) less dividends and distributions divided by (ii) interest expense. The interest coverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies. The senior secured leverage ratio is calculated by dividing (i) the sum of secured debt for borrowed money, capital lease obligations and guaranties of obligations of non-consolidated entities by (ii) EBITDA (as defined in the Facility). The senior secured leverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies. EBITDA is calculated differently under the Facility than as presented elsewhere in this release.

ERA GROUP INC. FLEET COUNTS (1) (unaudited)

	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017
Heavy:
S92	4	3	3	3	2
H225	9	9	9	9	9
AW189	4	4	4	4	2
	17	16	16	16	13

Medium:
AW139	36	36	36	36	36
S76 C+/C++	5	5	5	5	5
B212	6	6	6	6	7
	47	47	47	47	48

Light—twin engine:
A109	7	7	7	7	7
EC135	15	15	15	15	15
EC145	—	2	3	3	4
BK117	2	2	2	2	2
BO105	3	3	3	3	3
	27	29	30	30	31

Light—single engine:
A119	13	14	14	14	14
AS350	17	26	26	26	27
	30	40	40	40	41
Total Helicopters	121	132	133	133	133
____________________

(1)	Includes all owned, joint ventured, leased-in and managed helicopters and excludes helicopters fully paid for and delivered but not yet placed in service as of the applicable dates.